UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2014

MEDIACOM BROADBAND LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-72440	06-1615412
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Mediacom Way

Mediacom Park, NY 10918

(Address of principal executive offices)

Registrant’s telephone number: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

See disclosure contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The operating subsidiaries of Mediacom Broadband LLC (the “operating subsidiaries”) have a senior secured bank credit facility (the “credit facility”) that consists of revolving credit commitments and term loans. On June 20, 2014, the operating subsidiaries entered into an amended and restated credit agreement governing the credit facility (the “credit agreement”) that provides for new term loans in the principal amount of $250.0 million (“Term Loan I”) and $300.0 million (“Term Loan J,” and, together, the “new term loans”). On the same date, the full amount of the new term loans was borrowed by the operating subsidiaries, with the net proceeds used to repay the entire $542.5 million balance of the existing Term Loan D under the credit facility. Following the borrowing of the new term loans, there are four term loans outstanding under the credit facility (Term Loan G, Term Loan H, Term Loan I and Term Loan J).

Borrowings under Term Loan I bear interest at a floating rate or rates equal to, at the discretion of the operating subsidiaries, the London Interbank Offered Rate (“LIBOR”) plus a margin of 2.50%, or the Prime Rate plus a margin of 1.50%. Term Loan I matures on June 30, 2017, and is subject to quarterly reductions of $625,000 beginning on September 30, 2014. If on or before December 20, 2014, the operating subsidiaries prepay Term Loan I from the proceeds of a substantially concurrent borrowing of term loans with an interest rate less than the interest rate applicable to Term Loan I (calculated as provided in the credit agreement), then the prepayment shall be accompanied by a fee equal to 1.00% of the aggregate principal amount of Term Loan I so prepaid. The obligations of the operating subsidiaries under Term Loan I are governed by the terms of the credit agreement.

Borrowings under Term Loan J bear interest at a floating rate or rates equal to, at the discretion of the operating subsidiaries, LIBOR plus a margin of 3.00%, subject to a minimum LIBOR of 0.75%, or the Prime Rate plus a margin of 2.00%, subject to a minimum Prime Rate of 1.75%. For any quarterly period ending on or after September 30, 2014 in which the operating subsidiaries’ total leverage ratio (as defined and calculated as provided in the credit agreement) is 3.0 to 1.0 or below, the margin on LIBOR and Prime Rate borrowings will be reduced to 2.75% and 1.75%, respectively. Term Loan J matures on June 30, 2021, and is subject to quarterly reductions of $875,000 beginning on September 30, 2014. If on or before June 20, 2015, the borrowers prepay Term Loan J from the proceeds of a substantially concurrent borrowing of term loans with an interest rate less than the interest rate applicable to Term Loan J (calculated as provided in the credit agreement), then the prepayment shall be accompanied by a fee equal to 1.00% of the aggregate principal amount of Term Loan J so prepaid. The obligations of the operating subsidiaries under Term Loan J are governed by the terms of the credit agreement.

The credit agreement also contains certain amendments to a number of terms and conditions, including the ability to amend and extend existing term loans, and to prepay existing term loans on a non pro rata basis.

Item 8.01.	Other Events

A copy of the press release announcing the completion and funding of Term Loan I and Term Loan J is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release, dated June 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2014

Mediacom Broadband LLC

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer